UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2017

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

Overview

On December 19, 2017, Kindred Healthcare, Inc. (“Kindred” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Kentucky Hospital Holdings, LLC (“HospitalCo Parent”), Kentucky Homecare Holdings, Inc. (“Parent”) and Kentucky Homecare Merger Sub, Inc. (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Kindred (the “Merger”), with Kindred continuing as the surviving company in the Merger (the “Surviving Entity”).

At the effective time of the Merger, each share of common stock, par value $0.25 per share, of Kindred (“Kindred Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Parent, HospitalCo Parent, Merger Sub or Kindred and their respective wholly owned subsidiaries (which will be cancelled) and shares that are owned by stockholders who have properly exercised and perfected a demand for appraisal rights under Delaware law), will be cancelled and converted into the right to receive $9.00 in cash, without interest (the “Merger Consideration”).

Treatment of Equity Awards

Each option to purchase Kindred Common Stock (a “Kindred Option”) that is outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option, subject to withholding taxes. Any Kindred Option that has an exercise price that is equal to or greater than the Merger Consideration will be cancelled without consideration.

Each other stock award on Kindred Common Stock (“Kindred Stock Award”) that is outstanding and vested as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive, promptly following the effective time of the Merger, an amount in cash equal to the product of (i) the aggregate number of shares of Kindred Common Stock in respect of such Kindred Stock Award multiplied by (ii) the Merger Consideration, subject to withholding taxes. Each Kindred Stock Award that is outstanding and unvested as of immediately prior to the effective time of the Merger, other than those unvested awards held by certain agreed-upon members of management (“Listed Persons”), will be cancelled and converted into the right to receive, promptly following the effective time of the Merger, an amount in cash equal to the product of (i) the aggregate number of shares of Kindred Common Stock in respect of such Kindred Stock Award multiplied by (ii) the Merger Consideration, subject to withholding taxes. For purposes of this cancellation and conversion of unvested Kindred Stock Awards, each such Kindred Stock Award subject to performance-vesting conditions shall be deemed earned at the target performance level.

Each Kindred Stock Award that is outstanding and unvested as of immediately prior to the effective time of the Merger and held by Listed Persons will be converted into a replacement cash award for an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Kindred Common Stock to which such Kindred Stock Award relates (as determined in accordance herewith) (“Replacement Cash Award”). Each Replacement Cash Award will be subject to the same terms and conditions applicable to the Kindred Stock Award immediately prior to the effective time of the Merger (including payment on the originally scheduled vesting date of such award), except that (i) any performance-based conditions to which such Kindred Stock Award was subject shall be deemed earned at the target performance level and (ii) if such Listed Person’s employment is terminated by the Company, HospitalCo Parent, Parent or their respective affiliates, as applicable, without “cause” or by such Listed Person for “good reason” during the service-vesting period applicable to such Listed Person’s Replacement Cash Award, such Replacement Cash Award shall vest and become payable in full as of the date of such termination.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants for a transaction of this nature. The Merger Agreement also contains customary covenants, including, among others, covenants (i) providing for Kindred and its respective subsidiaries to conduct its business in all material respects in the ordinary course and not to take certain actions without Merger Sub’s consent and (ii) for each of the parties to use reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated. Additionally, the Merger Agreement provides for customary pre-closing covenants of Kindred, including covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions, covenants to call and hold a meeting of Kindred stockholders and a covenant to recommend that Kindred’s stockholders adopt the Merger Agreement, subject to certain exceptions to permit Kindred directors to satisfy their applicable fiduciary duties.

Consummation of the Merger is subject to various conditions, including, among others, adoption of the Merger Agreement by the requisite vote of Kindred’s stockholders, the receipt of certain licensure and regulatory approvals, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the consummation of the purchase of the two remaining skilled nursing facilities from Ventas Realty, Limited Partnership (“Ventas”) and payment of corresponding expense reimbursements to Ventas, the satisfaction of the closing conditions to the Separation Agreement described below and certain related entity conversions, the absence of any material adverse effect on each of Kindred, its home health, hospice and community care business, and its long-term acute care hospitals, inpatient rehabilitation facilities and contract rehabilitation services business, and certain other customary closing conditions.

The Merger Agreement also contains certain termination rights for Kindred and Merger Sub (including if the Merger is not consummated by August 17, 2018 (the “End Date”)) and provides that upon termination of the Merger Agreement under specified circumstances, including, among others, following a change in recommendation of Kindred’s Board of Directors (the “Board”) or Kindred’s termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal,” Kindred will be required to pay Merger Sub a termination fee of $29 million and reimburse the documented out-of-pocket expenses of Parent, HospitalCo Parent and certain of their affiliates in connection with the Merger Agreement (the “Parent Expenses”) up to $10 million.

If the Merger Agreement is submitted to a vote of Kindred’s stockholders and approval of the Merger Agreement is not obtained, Kindred will be required to reimburse Merger Sub for the amount of the Parent Expenses, up to $7.5 million.

Parent will be required to pay Kindred a reverse termination fee of 1.5% of Kindred TEV (as defined in the Merger Agreement), or $61.5 million, and to reimburse certain Kindred expenses, including the reasonable and documented out-of-pocket expenses incurred by Kindred in connection with the implementation of the Separation

Transactions (as defined in the Separation Agreement described below), up to $13.5 million, in the event the Merger Agreement is terminated (i) by Kindred, subject to certain limitations set forth in the Merger Agreement, if (A) there has been a breach of a representation, warranty or covenant of Parent or Merger Sub that would cause the related closing condition to be incapable of being satisfied or cured by the End Date or, if curable, is not cured by Parent or Merger Sub by the earlier of 30 days after receipt of written notice of such breach and the End Date, (B) the conditions to Parent, HospitalCo Parent and Merger Sub’s obligations to consummate the closing have been satisfied (other than those conditions that by their terms are to be satisfied at or immediately prior to the closing, provided that such conditions are then capable of being satisfied at the closing), Kindred has irrevocably confirmed to Parent in writing that it is prepared and able to consummate the closing, and Parent and Merger Sub fail to consummate the Merger by the later of the date the closing should have occurred and three business days following the date of the notice from Kindred described above, or (ii) by Kindred or Parent if the Merger has not occurred by the End Date and at the time of termination all of the conditions to Parent, HospitalCo Parent and Merger Sub’s obligations to consummate the closing have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, provided that such conditions are then capable of being satisfied at the closing) other than those relating to obtaining specified licensure and regulatory approvals and/or there being any injunction or other order by a governmental entity charged with jurisdiction over the granting of such approvals.

In connection with the Merger Agreement, Parent and HospitalCo Parent have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement and the Separation Agreement, the aggregate proceeds of which will be sufficient to consummate the transactions contemplated by the Merger Agreement and the Separation Agreement on the closing date, including the payment of any amounts required to be paid by Parent pursuant to the Merger Agreement on the closing date, the repayment of existing indebtedness of Kindred, and the payment of all fees and expenses reasonably expected to be incurred in connection therewith. Pursuant to equity commitment letters executed and delivered concurrently with the Merger Agreement, subject to the terms and conditions set forth therein, Humana, Inc., a Delaware corporation (“Humana”), TPG Partners VII, L.P., a Delaware limited partnership (“TPG”), Welsh, Carson, Anderson & Stowe XII, L.P., a Delaware limited partnership, and certain of its affiliate funds (together, the “WCAS Funds”) and Port-aux-Choix Private Investments Inc., a Canadian corporation (“PSP”), have committed to capitalize Parent, and TPG, the WCAS Funds and PSP have committed to capitalize HospitalCo Parent, with the aggregate amount of the equity financing. In addition, each of Humana, TPG, the WCAS Funds and PSP have provided Kindred limited guarantees in favor of Kindred, guaranteeing Parent’s obligation to pay the reverse termination fee and certain other reimbursement obligations of the Parent and Merger Sub pursuant to the Merger Agreement.

The foregoing descriptions of the Merger Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kindred’s public disclosures.

Separation Agreement

Concurrently with the execution and delivery of the Merger Agreement, on December 19, 2017, Kindred, Parent, HospitalCo Parent, and Kentucky Hospital Merger Sub, Inc. (“Hospital Merger Sub”), entered into a Separation Agreement (the “Separation Agreement”), pursuant to which, promptly following the effective time of the Merger, the Surviving Entity will be separated from Kindred’s home health, hospice and community care services business and acquired by HospitalCo Parent.

The Separation Agreement relates to, among other things (i) certain restructuring transactions that are to take place with respect to Kindred and its subsidiaries, (ii) procedures concerning the transfer of certain assets and employees used or employed in the respective businesses of Kindred and (iii) the allocation of costs and expenses related to the separation of the Surviving Entity from the Homecare Business (as defined in the Separation Agreement). The Separation Agreement requires, among other things, Kindred to take certain actions and expend certain efforts prior to the closing of the Merger in preparation for such separation transactions.

The foregoing descriptions of the Separation Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Ventas Lease Amendment

Concurrently with the execution and delivery of the Merger Agreement, on December 19, 2017, Kindred and Kindred Healthcare Operating, Inc. (together with Kindred, “Tenant”) and Ventas, entered into an Amendment No. 2 (the “Ventas Lease Amendment”) to the Second Amended and Restated Master Lease Agreement No. 5 (“ML5”) pursuant to which, among other things, (i) Ventas agreed that the transactions contemplated by the Merger Agreement and the Separation Agreement comply with ML5, subject to the satisfaction of the remaining requirements in ML5 related thereto, including payment to Ventas of a transaction fee equal to 10% of annual base rent under ML5 upon closing of the transactions, (ii) Tenant agreed to pay to Ventas an additional $5 million fee within one business day of the signing of the Merger Agreement in exchange for Ventas’ approval of and agreement not to challenge the transaction structure, (iii) Tenant agreed to complete the purchase of the two remaining skilled nursing facilities under ML5 and Second Amended and Restated Master Lease No. 2 from Ventas, and pay corresponding expense reimbursements to Ventas, on or before December 31, 2017, and (iv) Tenant agreed to make certain minimum capital expenditures for the leased facilities remaining under ML5 going forward.

The foregoing descriptions of the Ventas Lease Amendment do not purport to be complete and are qualified in their entirety by the full text of such agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

The Merger Agreement, the Separation Agreement and the Ventas Lease Amendment were approved by the Board of Kindred. Dr. Sharad Mansukani, a member of the Board, recused himself from Board approval of the these matters. Dr. Mansukani serves as a Senior Advisor to TPG Capital, affiliates of which are beneficial owners of HospitalCo Parent and Parent.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On December 18, 2017, the Board determined that it was in the best interest of the Company and its stockholders to adopt an amendment (the “Bylaw Amendment”) to the Company’s Amended and Restated Bylaws.

The Bylaw Amendment, which was effective upon adoption by the Board, amended the Company’s Amended and Restated Bylaws to add a new Section 6.8 thereto, which designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, including any claim alleging aiding and abetting of such breach of a fiduciary duty, (iii) any action or proceeding against the Company or any current or former director, officer or other employee of the Company asserting a claim arising under any provision of the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, (iv) any action or proceeding asserting a claim related to or involving the Company that is governed by the internal affairs doctrine or (v) any action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law. If the Court of Chancery of the State of Delaware does not have jurisdiction, another state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware shall be the sole and exclusive forum for the matters described in clauses (i) through (v) above.

The foregoing description of the Bylaw Amendment is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of December 19, 2017, among Kindred Healthcare, Inc., Kentucky Hospital Holdings, LLC, Kentucky Homecare Holdings, Inc. and Kentucky Homecare Merger Sub, Inc.*

3.1	Amendment to Amended and Restated Bylaws of Kindred Healthcare, Inc.

10.1	Separation Agreement, dated as of December 19, 2017, among Kindred Healthcare, Inc., Kentucky Hospital Holdings, LLC, Kentucky Homecare Holdings, Inc. and Kentucky Hospital Merger Sub, Inc.

10.2	Amendment No. 2 to the Second Amended and Restated Master Lease Agreement No. 5

*	Schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally to the SEC upon request a copy of any omitted exhibit or schedule.

***********

Forward Looking Statements

Certain statements contained herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” and other similar expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure of the parties to satisfy conditions to completion of the proposed Merger, including the failure of the Company’s stockholders to approve the proposed Merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of the Company or its businesses; changes in health care and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed Merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed Merger. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by the Company with the SEC relating to the proposed Merger for free by accessing the Company’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on May 25, 2017. You can obtain free copies of these documents from the Company using the contact information above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

December 21, 2017	By:	/s/ Joseph L. Landenwich
	Name:	Joseph L. Landenwich
	Title:	General Counsel and Corporate Secretary